Exhibit 10.17

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

EXECUTIVE RETIREMENT PLAN – SALARY COMPONENT

1.	Purpose of the Plan. The purpose of this Plan is to serve as part of a program to attract, retain and reward a select group of the Bank’s executive officers by providing retirement benefits in excess of the limitations on contributions or benefits imposed by the IRC.

2.	Definitions. As used in this Plan, the following terms shall have the meanings indicated below:

“Adjustment Rate” shall mean the figure equal to one minus the Holding Company’s highest marginal tax rate for the current calendar year.

“Bank” shall mean Farmers & Merchants Bank of Central California and any of its subsidiaries.

“Change of Control” shall mean a change of control of the Holding Company. Such a Change of Control  will be deemed to have occurred immediately before any of the following occur: (i) individuals, who were members of the Board of Directors of the Holding Company immediately prior to a meeting of the shareholders of the Holding Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Holding Company following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 35% of the outstanding shares of any class of voting securities of the Holding Company by any Person, (iii) a merger (in which the Holding Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Holding Company, or (iv) there is a change, during any period of one year, of a majority of the Board of Directors of the Holding Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period.  If the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to the Bank, then such Change of Control shall be deemed for all purposes of this agreement to also be a “Change of Control” of the Holding Company.  For purposes of this agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Holding Company, the Bank, any other wholly owned subsidiary of the Holding Company or any employee benefit plan(s) sponsored by the Holding Company, Bank or other subsidiary of the Holding Company.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a "change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Executive.

“Disability” shall mean when an Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of  any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Bank.  Disability shall be determined by a physician acceptable to both the Bank and the Executive, and shall be interpreted to comply with the definition of “disability” under Section 409A and the regulations thereunder.

“Executive” shall mean (i) the President, (ii) any of the Executive Vice Presidents, and (iii) any of the Senior Vice Presidents of the Bank who is selected for participation in the Plan based on the approval of the Board of Directors.

“Normal Retirement Age” shall mean the Executive’s sixty-fifth (65th) birthday.

“Retirement Date” shall mean the day on or after Executive’s Normal Retirement Age when Executive’s Employment is Terminated.

“Plan Year” shall mean each calendar year from January 1 through December 31.

“Retirement Account” shall mean the account maintained on the books of the Bank as described in Section 3.2.

“Simulated Investments” shall mean investments specified by the Bank for use in measuring the Retirement Benefit.  Subject to Section 3, the Bank can change the Simulated Investments only with the Executive's written agreement.  The Simulated Investments shall be of equal initial amounts.

“Simulated Investment Earnings” shall mean the after-tax rate of return on a Simulated Investment.  If the Simulated Investment is a life insurance policy, the Simulated Investment Earnings shall track cash surrender value and not include receipt of the policy's death benefit.

“Termination of Employment” or “Employment is Terminated” shall mean the Executive has a separation from service with the Bank for any reason, voluntary or involuntary, other than death, as defined under Treasury Regulation Section 1.409A-l(h).  Subject to the foregoing, whether a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Executive provided services to the Bank if the Executive has been providing services for less than 36 months). An Executive will not be deemed to have experienced a separation from service if such Executive is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the separation from service will be deemed to occur on the first date immediately following such six-month period.

“Termination for Cause” shall mean the Bank terminating the Executive’s employment for conviction of a felony resulting in a material economic adverse effect on the Bank.

“Year of Employment” shall mean any year (measured from the date of the Executive’s employment with the Bank) in which the Executive completes at least 1,400 hours of employment with the Bank.

“Pool Policies” shall mean all Bank-owned life insurance policies not comprising Simulated Investment Number One (as listed in Appendix A) for all Executives who participate in the Plan. Current Pool Policies are listed in Appendix C, but are subject to change without the Executive's written agreement.

“Earnings on Pool Policies” shall mean 100% of the amount determined by subtracting the value (the calculation of which is to be performed in accordance with Sections 3.1.1 and 3.1.2) of Simulated Investment Number Two on the Pool Polices from Simulated Investment Number One on the Pool Policies and dividing the difference by the Adjustment Rate.

“Executive’s Pro-Rata Share of Earnings on Pool Policies” shall mean the amount calculated by (1) dividing Executive’s current year Forecasted Retirement Contribution amount listed in Appendix D by the sum of all Forecasted Retirement Contributions for such year for all Executives who participate in the Plan, and (2) multiplying such resulting percentage by the Earnings on Pool Policies for the current year.

“Forecasted Retirement Contribution” shall mean the amounts listed in Appendix D.

“Holding Company” shall mean Farmers & Merchants Bancorp.

3.	Retirement Compensation.

3.1            Simulated Investments. The Bank shall establish for each Executive two Simulated Investments in an initial amount equal to the cash surrender values of each Executive’s specified life insurance policies as described in Appendix A, as follows:

3.1.1          Simulated Investment Number One shall track the cash surrender value of each Executive’s specified life insurance policies as described in Appendix A.

3.1.2          Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest earnings.  Pre-tax interest earnings equal the current 5-year Treasury Bill rate, which shall initially be set at 4.30%, which shall continue through December 31, 2003.  Each January 1 thereafter the rate shall be reset based on the average 5-year Treasury Bill rate for the previous month of December according to Bloomberg or such other nationally recognized reporting service.  Simulated Investment Number Two assumes the income tax rate to be the Holding Company’s highest marginal tax rate for the current calendar year (which is 42.046%, using a Federal rate of 35% and a State franchise tax rate of 10.84%), and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.

3.2         Retirement Account.  The Bank shall establish a Retirement Account on its books for the Executive.  The amount to be added to the Retirement Account each year after the date hereof until Termination of Employment, but not beyond Normal Retirement Age, will be the greater of (A) one percent (1%) of Simulated Investment Number One as of December 31st of the preceding year or (B) the lesser of:

(i)	the sum of: (1) one hundred percent (100%) of the sum determined by subtracting the current year’s increase in the value of Simulated Investment Number Two from the current year’s increase in the value of Simulated Investment Number One and dividing the difference by the Adjustment Rate, plus (2) the Executive’s Pro-Rata Share of Earnings on Pool Policies for the current year; or

(ii)	the Forecasted Retirement Contribution for the current year as stated in Appendix D.

3.3        Earnings on Retirement Account Balances. After the establishment of the rabbi trust contemplated by Section 13.10(d), earnings (losses) will be credited on any undistributed balances on the last day of each calendar month.

3.4       Statement of Accounts. The Bank shall provide to the Executive, within sixty (60) days after each calendar year end, a statement setting forth the Executive’s Retirement Account balance.

3.5        Accounting Device Only.  The Retirement Account and Simulated Investments are solely devices for measuring amounts to be paid under this Plan.  Neither they nor the rabbi trust (contemplated by Section 13.10(d)) are a trust fund of any kind.  The Executive is a general unsecured creditor of the Bank for the payment of benefits.

4.
Normal Retirement.  Upon the Executive attaining his or her Retirement Date (i.e., Termination of Employment at or after Normal Retirement Age), the Bank shall pay, or cause to be paid, the Executive’s Retirement Account balance as elected on Appendix B.

5.	Early Retirement or Termination.

5.1   Less than Five Years of Employment.  Except in the event of (A) a Change of Control or (B) Disability, if the Executive’s Employment is Terminated prior to Normal Retirement Age and without completing five (5) Years of Employment (measured from the date of Executive’s employment by the Bank), the Bank shall not pay any benefit to the Executive under this Plan.

5.2   Five or More Years of Employment.  Upon the Executive’s Termination of Employment (other than Termination for Cause) prior to Normal Retirement Age and after either (A) completing five (5) Years of Employment (measured from the date of Executive’s employment by the Bank), or (B) incurring a Disability, the Bank shall pay, or cause to be paid, the Executive’s Retirement Account balance as elected on Appendix B.

5.3    Termination for Cause.   If the Executive’s Employment is Terminated for Cause, the Bank shall not pay any benefit to the Executive under this Plan.

6.	Disability Benefit. Upon the Executive's Termination of Employment following a Disability, the Bank shall pay, or cause to be paid, the Executive’s Retirement Account balance as elected on Appendix B for a Normal Retirement under Section 4 (if Termination of Employment is at or after Normal Retirement Age) or as elected on Appendix B for an Early Retirement or Termination under Section 5 (if Termination of Employment is before Normal Retirement Age).

7.	Change of Control.

7.1      Change of Control Benefit. Upon a Change of Control on or prior to the Executive’s Termination of Employment, the Executive shall be entitled to receive a benefit in the amount of:

(a)	the balance in his/her Retirement Account, including all accrued interest pursuant to Section 3.3, plus

(b)	the sum of the present value of each of the post Change of Control remaining annual Forecasted Retirement Contributions provided for in Appendix D.

For purposes of calculating the amount under Section 7.1(b), the present value factor(s) shall be the Treasury Bill rates (as of the date that is ninety business days prior to the anticipated date of the Change of Control) for each of the number of years (rounded down to the nearest whole number) remaining on Appendix D for Executive.  Immediately prior to a Change of Control, the Bank shall transfer to the rabbi trust established under Section 13.10(d) any additional amounts required so that the Executive’s Retirement Account balance is equal to the amount calculated under this Section. The Bank shall pay the benefit to the Executive in a lump sum immediately prior to the Change of Control.

Upon a Change of Control after the Executive’s Termination of Employment, the Executive shall be entitled to receive only the unpaid balance in his/her Retirement Account, including all accrued interest pursuant to Section 3.3.  The Bank shall pay such amount to the Executive in a lump sum immediately prior to the Change of Control (even if the Executive had already begun to receive installment payments of the Executive’s Retirement Account pursuant to an election on Appendix B).

7.2        Gross-Up Payment. In connection with a Change of Control, the Executive shall be entitled to a “Gross-Up Payment” under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to subsection (a) and any federal and state tax reimbursements due pursuant to subsection (b).

(a)
In the event that any payment or benefit (as those terms are defined within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) paid, payable, distributed or distributable to a Executive (hereinafter referred to as “Payments”) pursuant to the terms of this Plan or otherwise in connection with or arising out a Change of Control would be subject to the Excise Tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such Excise Tax, then the Executive will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on the Executive as a result of the Payment and the Excise Taxes on any federal and state tax reimbursements as set forth in subsection (b).

(b)	If the Bank is obligated to pay the Executive pursuant to subsection a), the Bank also shall pay the Executive an amount equal to the “total presumed federal and state taxes” that could be imposed on the Executive with respect to the Excise Tax reimbursements due to the Executive pursuant to subsection a) and the federal and state tax reimbursements due to the Executive pursuant to this subsection. For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on the Executive shall be conclusively calculated using a combined tax rate equal to the sum of the (A) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Executive resides on the date that the payment is computed and (B) the hospital insurance portion of FICA.

(c)	No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

(d)	It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in subsection (a)) imposed by Congress or the Internal Revenue Service that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to subsection (b).

(e)	An initial determination as to whether a Gross-Up Payment is required pursuant to this Plan and the amount of such Gross-Up Payment shall be made at the Bank’s expense by an accounting firm appointed by the Bank prior to any Change of Control. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to the Bank and the Executive prior to submission of the proposed change of control to the Holding Company’s shareholders, Board of Directors or appropriate regulators for approval. If the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the determination to the Executive, the Executive shall have the right to dispute the determination. The existence of the dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the determination. Upon the final resolution of a dispute, the Bank or its successor shall promptly pay to the Executive any additional amount required by such resolution. If there is no dispute, the determination shall be binding, final and conclusive upon the Bank and the Executive, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to the Executive. If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, the entity acquiring control of the Bank shall pay the Excise Tax and any penalties assessed by such taxing authority.

(f)	Notwithstanding anything contained in this Section to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, the Bank or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Bank has actually withheld from the Payment or Payments.

Payment of these amounts will be made in a lump sum immediately prior to the Change of Control.   In the event that it is determined under subsection e) that additional Excise Tax is due and owing, any reimbursement of taxes required to be made by the entity acquiring control of the Bank or Holding Company shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

8.	Death Benefits.

8.1        Death Benefit.  Notwithstanding any distribution election, if Executive dies after (A) completing five (5) Years of Employment (measured from the date of Executive’s employment by the Bank) or (B) incurring a Disability or attaining Normal Retirement Age while employed by the Bank, the Bank shall pay to Executive’s beneficiary the Executive’s Retirement Account balance in a lump sum within sixty (60) days following Executive’s death.

8.2        Installment Election. If Executive dies after beginning to receive installment payments of the balance of Executive’s Retirement Account pursuant to an election on Appendix B, the Bank shall pay to Executive’s beneficiary the unpaid balance of Executive’s Retirement Account in a lump sum within sixty (60) days following Executive’s death and Bank shall have no further obligation to Executive or his/her heirs or designees under this Plan.

9.	Beneficiaries.

9.1        Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by the Bank during the Executive's lifetime.  The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

9.2   Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

10.	General Limitations.

10.1  Section 409A.  This Plan is intended to be consistent with the provisions of Section 409A of the Code and its provisions shall be interpreted consistent with such intent.

10.1.1  Distribution Elections.  If otherwise payable under the Plan, an Executive’s Retirement Account balance shall be distributed as elected by Executive on Appendix B for a Normal Retirement under Section 4 (if Termination of Employment is at or after Normal Retirement Age) or as elected on Appendix B for an Early Retirement or Termination under Section 5 (if Termination of Employment is before Normal Retirement Age), provided that such election has been made prior to the calendar year in which the Executive performs the services for which the contributions to the Executive’s Retirement Account are made (or otherwise in accordance with the requirements of Section 409A), and in accordance with such procedures as shall be established by the Bank.  If no such election has been made for either of such payment events, the Executive shall be deemed to have elected to receive payment upon such payment event in a lump sum on the later of (A) the 15th day of the month following the six-month anniversary of the date of Termination of Employment or (B) January 15th of the year following the date of Termination of Employment.  The Bank has the discretion to establish sub-accounts for one or more Executives and to maintain separate payment elections in respect of each such sub-account provided that such elections comply with the payment election requirements of Section 409A.  The Bank also has the discretion to permit changes in payment elections provided such changes are made in accordance with the requirements of Section 409A and such procedures as shall be established by the Bank.

10.1.2  Distributions To A Specified Employee.  Notwithstanding any provision to the contrary in the Plan, a distribution to which an Executive would otherwise be entitled upon a Termination of Employment will be delayed until one day following the expiration of the six (6)-month period from the date of the Executive’s Termination of Employment if the Bank in good faith determines that the Executive is a “specified employee,” as defined in Section 409A and regulations issued thereunder, at the time of such Termination of Employment, and that the delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the delayed payment date, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

10.2        Suicide or Misstatement.  The Bank shall not pay any benefit under this Plan if the Executive commits suicide within three years after the date that the Executive becomes a participant in this Plan.  In addition, the Bank shall not pay any benefit under this Plan if the Executive has made any material misstatement of fact provided to the Bank, or on any application for any benefits provided by the Bank to the Executive, which causes the Bank financial harm.

11.	Claims and Review Procedures.

11.1         Claims Procedure.  Any person or entity (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows:

11.1.1            Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

11.1.2            Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

11.1.3            Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Plan on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of this Plan’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

11.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

11.2.1            Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

11.2.2            Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

11.2.3            Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.2.4            Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

11.2.5            Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Plan on which the denial is based,
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

12.	Amendments and Termination. The Bank shall have the right at any time to modify, alter or amend this Plan, in whole or in part, provided that the amendment shall not reduce any Participant's interest in the Plan, calculated as of the date on which the amendment is adopted. Upon Plan termination, the Bank may accelerate the distribution of Retirement Account balances only in accordance with the requirements of Section 409A and the regulations issued thereunder. The Bank reserves the right to change this Plan, including reducing any Executive’s interest in this Plan, in order to make such Plan compliant with Section 409A of the Code.

13.	Miscellaneous.

13.1    Binding Effect.  This Plan shall bind the Executive and the Bank and their beneficiaries, survivors, successors, executors, administrators and transferees.

13.2     No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

13.3    Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of California except to the extent preempted by the laws of the United States of America.

13.4    Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan.  Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

13.5    Non-Transferability.  Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner,  whether by the Executive or Executive’s beneficiary or estate.

13.6    Domestic Relations Orders.  Notwithstanding any other provision of this Plan regarding the time or form of payment to the contrary, Bank may in its sole discretion pay, or direct payment of all or any portion of the Executive’s Retirement Account directly to an alternate payee in order to comply with a domestic relations order (“DRO”) as defined in Code Section 414(p)(1)(B).  Bank may, but is not required to, establish regular procedures for reviewing and commenting on draft DROs before issuance by the family court and for advising the Executive and alternate payee regarding the changes which are required in a DRO issued by the court to make it acceptable to the Plan.  To facilitate any payment to be made in compliance with a DRO, Bank shall have the right, but shall not be required, to establish a separate account for the alternate payee and may, but shall not be required, to allow the alternate payee to self-direct the deemed investment thereof subject to such conditions as it deems appropriate.  Any payment made under this Section to an alternate payee shall reduce the Retirement Account of the Executive by the amount thereof, and shall fully discharge Bank’s obligation under this Plan or otherwise with respect to such amount.  No payment made by Bank to an alternate payee with respect to an Executive shall constitute a waiver of Bank’s right to refuse to accept another DRO concerning any remaining account of the Executive, nor shall the fact of such payment affect in any way the applicability of this Section to any other Executive.   Any payments made under a DRO to an alternate payee shall be net of any applicable withholding.  This Section (and any DRO) shall be interpreted and applied in a manner that complies with the applicable provisions of Section 409A of the Code and the applicable regulations and other guidance promulgated thereunder.

13.7     Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

13.8    Unfunded Arrangement.  The Executive is a general unsecured creditor of the Bank for the payment of benefits under this Plan.  The benefits represent the mere Bank promise to pay, or cause the rabbi trust to pay, such benefits. The Bank will derive all funding for the benefits from its general assets.  The Executive's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.  The Retirement Account, any Simulated Investment and the rabbi trust (contemplated by Section 13.10(d)) are not, either individually or collectively, a trust fund of any kind.  Any insurance on the Executive's life or any other asset held in connection with this Plan is a general asset of the Bank to which the Executive has no preferred or secured claim.

13.9    Entire Agreement.  This Plan, along with its Appendices, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof and supersedes all prior agreements and understanding of the parties in connection therewith, including the Prior Plan.  No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

13.10   Administration.  The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Establishing and revising the method of accounting for the Plan;
(b)	Maintaining a record of benefit payments; and
(c)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.
(d)	Establishing a rabbi trust for the Plan and depositing amounts required under Section 3.2 into such trust. In the event a rabbi trust is established, Bank shall (A) immediately transfer to the rabbi trust an amount equal to Executive’s then Retirement Account and (B) monthly thereafter transfer the applicable increase in the Retirement Account calculated pursuant to Sections 3.2 and 3.3. The Bank shall also transfer to the rabbi trust any amounts required under Sections 7.1 or 7.2 in connection with any Change of Control at the times provided for in such Sections. Notwithstanding the foregoing or anything in the Plan or other agreement to the contrary, in no event shall a contribution be made to a trust for the purpose of restricting assets to the provision of benefits under the Plan in connection with a change in the financial health of the Bank or any affiliated entity in a manner that would result in the inclusion of amounts in the gross income of the Executives pursuant to Section 409A(b) of the Code).

13.11  Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

13.12   Intent. To the extent that this Plan may be construed to be a plan maintained to provide deferred compensation, it is intended to be limited to a “select group of management or highly compensated employees” within the meaning of Section 201(2) of ERISA. This Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. This Plan shall at all times be “unfunded” within the meaning of ERISA.

IN WITNESS WHEREOF, the Bank has caused this Plan, as amended and restated, to be duly executed this 27th day of February 2014.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

/s/ Stewart C. Adams, Jr.

Stewart C. Adams, Jr.
Chairman of the Personnel Committee of the Board